ICU MEDICAL, INC.

CODE OF BUSINESS CONDUCT AND ETHICS FOR DIRECTORS AND OFFICERS

AS AMENDED AND RESTATED BY
THE BOARD OF DIRECTORS ON JANUARY 30, 2009

General Statement of Company Policy

It is the policy of ICU Medical, Inc. (the “Company”) to conduct business in accordance with federal, state, and local laws and the laws of other countries in which we do business. This Code Of Business Conduct and Ethics for Directors and Officers (this “Code”) has been adopted by the Board of Directors of the Company (the “Board”) to set forth the standards of conduct required of all of the Company’s directors and officers, including the Company’s controller, who shall be considered an officer for purposes of this Code.

This Code is administered by the Nominating/Corporate Governance Committee of the Board of Directors (the “Committee”). Each director and each officer will annually certify to the Committee whether the individual has complied with this Code. In addition, each director and each officer will bring to the immediate attention of the Committee any violation of this Code.

Any change, amendment or waiver of this Code may be made only by the Board and will be communicated to the directors and officers and disclosed to stockholders promptly, as required by law.

This Code is designed to promote:

-	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

-
full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

-	compliance with applicable governmental laws, rules and regulations;

-	the prompt internal reporting to the appropriate person of violations of this Code; and

-	accountability for adherence to this Code.

This Code covers a wide range of business practices and procedures.  It does not cover every issue that may arise, but it sets out basic principles. Other specific Company policies and procedures may also provide details pertinent to many of the provisions of the Code. These policies and procedures are not a part of the Code or incorporated herein. Although there can be no better course of action than to apply common sense and sound judgment, directors and officers are encouraged to contact the Chief Financial Officer whenever it is necessary to seek clarification.

1

Approvals and Waivers; Interpretation

Certain provisions of this Code require action or restraint from action, unless prior approval is received. Approvals must be obtained from the Board or the Committee.

Other provisions of this Code require action, or restraint from action, in a particular manner and do not permit exceptions based on obtaining an approval. Waiver of those provisions may only be granted by the Board and must be promptly disclosed to shareholders.

In some situations it may not be clear whether a provision of this Code is intended to apply to particular conduct.  In such situations the Board and the Committee have full power and authority to interpret this Code in a manner that they believe reflects the intent of the Board, and no determination that this Code was not intended to apply to such conduct shall be deemed to be a waiver of the Code’s prohibitions.

Conduct of Our Business

It is the policy of the Company to conduct its affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which it does business.  Additionally, directors and officers are expected to act in good faith, responsibly, with due care, competence and diligence.   Directors and officers are further expected to respect the rights of all Company employees to fair treatment and equal opportunity, free from discrimination or harassment of any type.

Directors and officers must endeavor to deal with our customers, suppliers and competitors fairly, with honesty and integrity and not take advantage of them through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

Directors and officers should protect the Company's assets and help ensure their efficient use.  Actual or suspected incidents of fraud or theft should be reported to the Company immediately.

Confidential Information

As to the Company’s confidential information:

a.
Disclosure of confidential or proprietary information outside of the Company should be done only when authorized or legally mandated, and confidentiality agreements should be obtained when appropriate.

b.	Inadvertent disclosures that may arise in either social conversations or in normal discussions and correspondence with our suppliers and customers should be avoided.

Confidential and proprietary information provided by our customers, suppliers and colleagues at the Company in the course of our business should be protected in a manner consistent with the protection of our own confidential and proprietary information.

Conflicts of Interest

Without prior approval of the Committee or the Board, directors and officers may not:

a.	hold any ownership interest in any supplier, customer or competitor (other than nominal amounts of stock (e.g., less than 2% of the outstanding shares));

b.	enter into any consulting or employment relationship with any customer, supplier or competitor;

c.	engage in any outside business activity that is competitive with any of the Company’s businesses (as reasonably determined by the Board);

d.
receive gifts or gratuities (including the payment for entertainment) from any person or entity with which the Company has business dealings, other than commonly distributed items of nominal value that are given for advertising or promotional purposes and that conform to customary industry practices;

e.
participate in any outside activity of any type that is so substantial as to interfere with the director’s or officer’s ability to devote appropriate time and attention to his/her duties and responsibilities to the Company;

f.	use for personal gain or for the benefit of others, confidential information obtained during board service or employment with the Company;

g.	take advantage of an opportunity learned of in the course of board service or employment with the Company for personal gain;

h.	sell anything to the Company or buy anything from the Company (unless the amount is de minimis); and

i.	use Company property for personal financial gain, except for incidental use permitted by Company policy.

In addition to the foregoing, officers shall not serve on the board of directors of any customer, supplier or competitor unless such board service has been disclosed to the Company and approved by the Committee. Guidelines applicable to directors of the Company with respect to serving on the board of directors of another corporation or other organization are set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines are not a part of the Code or incorporated herein.

Securities Laws and Insider Trading

The Company’s directors and officers are not permitted to trade in common stock or other securities of the Company in a manner that would violate applicable securities laws. Please refer to the Policy on Insider Trading and Tipping, which is not part of this Code or incorporated herein.

Accurate Books and Records

The records and books of the Company must accurately reflect the true nature of the transactions they record.  No director or officer may create, or participate in the creation of, any records that are intended to mislead anyone or conceal any improper act or conduct. Destruction of any records, books of account or other documents should be in accordance with the Company’s document retention policy.

Senior financial officers and anyone involved in preparing the Company’s disclosure documents and public communications (such as SEC filings or press releases) must also ensure that these documents and communications fully, fairly and accurately present the required information in an understandable manner.

Directors and officers will reply truthfully and completely to all inquiries and information requests from the Company’s independent auditors, as well as auditors or examiners from governmental agencies (e.g., Internal Revenue Service and state tax auditors).

No director or officer will attempt to improperly influence the conduct of audits by the Company’s independent auditors.

 Compliance

Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination.  Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

Reporting Procedures and Other Inquiries

Questions regarding the policies in this Code may be directed to the Chief Financial Officer.  Managers and supervisors are also resources who can provide timely advice and guidance to employees on ethics and compliance concerns. Any director or officer having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code is encouraged to promptly report the matter to the Committee.

If directors or officers have concerns relating to the Company’s accounting, internal controls or auditing matters, they may also confidentially and anonymously, submit the information in writing to the Audit Committee of the Board (the “Audit Committee”).

When submitting concerns, directors and officers are asked to provide as much detailed information as possible.  Providing detailed, rather than general, information will assist the Audit Committee in effectively investigating complaints.  This is particularly important when a complaint is made on an anonymous basis, since the Audit Committee may be unable to contact the director or officer with requests for additional information or clarification.

These anonymous reporting procedures exist so that directors and officers may disclose genuine concerns without feeling threatened.  However, the Company prohibits retaliation against employees who choose to identify themselves when submitting a report in good faith, and takes measures to keep confidential the identities of employees who choose to identify themselves when submitting their reports.  Employees who identify themselves may be contacted in order to gain additional information.

All conversations, calls and reports made under this policy in good faith will be taken seriously.

Other

Nothing in this Code is meant to preclude reimbursement of ordinary and necessary expenses incurred by a director or officer on the Company’s behalf, such as travel and entertainment expenses. Directors and officers also may retain the benefits of individual incentive programs not normally made available to companies (e.g., credit card “points” and frequent travel programs).

This document is not an employment contract between ICU Medical, Inc. and its employees, nor does it modify their employment relationship with the Company.